EXHIBIT 99.1

AZZ incorporated Completes Merger of its
Merger Subsidiary with and into
North American Galvanizing & Coatings, Inc.

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

August 3, 2010 – Fort Worth, TX – AZZ incorporated (“AZZ”) (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announces the consummation of the merger of North American Galvanizing & Coatings, Inc. (“NGA”) with and into Big Kettle Merger Sub, Inc., an indirect wholly-owned subsidiary of AZZ (“Big Kettle”), with NGA as the surviving corporation.  As a result of this merger, NGA is now an indirect wholly-owned subsidiary of AZZ and its shares are no longer publicly traded, either on an exchange or an OTC market.

About AZZ incorporated (NYSE: AZZ)

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Safe Harbor Statement

Certain statements contained in this press release about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the outcome of any legal proceedings that may be instituted against us or others regarding the Merger Agreement and (2) risks that the proposed transaction disrupts current plans and operations. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ or NGA, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ or NGA serve, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date of this press release and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.